Exhibit 99.1

Alcoa Corporation Reports Third Quarter 2019 Results

To drive lower costs and sustainable profitability, Company announces review of smelting, refining capacity and potential asset sales

  Net loss of $221 million, or $1.19 per share
  Excluding special items, adjusted net loss of $82 million, or $0.44 per share
  $388 million of adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) excluding special items
  Revenue of $2.6 billion
  $174 million cash from operations; free cash flow of $87 million
  $841 million cash balance and $1.8 billion of debt, for net debt of $965 million, as of September 30, 2019
  Record quarterly Alcoa bauxite and alumina production since Company’s 2016 launch
  Global aluminum market remains in deficit; demand growth slowing
  Launched review of 1.5 million metric tons of smelting capacity and 4 million metric tons of refining capacity
  Announced non-core asset sales expected to generate an estimated $500 million to $1 billion
  Refined strategic priorities to address strengthening Alcoa sustainably

PITTSBURGH--(BUSINESS WIRE)--October 16, 2019--Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina, and aluminum products, today announced third quarter 2019 results, as well as a multi-year portfolio review aimed at driving lower costs and sustainable profitability with refined strategic priorities.

M, except per share amounts	3Q18[1]	2Q19	3Q19
Revenue	$3,390	$2,711	$2,567
Loss attributable to Alcoa Corporation	$(6)	$(402)	$(221)
Loss per share attributable to Alcoa Corporation	$(0.03)	$(2.17)	$(1.19)
Adjusted net income (loss)	$154	$(2)	$(82)
Adjusted earnings (loss) per share	$0.82	$(0.01)	$(0.44)
Adjusted EBITDA excluding special items	$844	$455	$388

[1]

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from last-in, first-out (LIFO) to average cost. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission (SEC) on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

“Our third quarter showed continued strong operational performance and stability across our aluminum value chain,” said President and Chief Executive Officer Roy Harvey. “Our Bauxite and Alumina segments reached new quarterly production records since our launch in 2016, and our aluminum business continued to rebound. While market and pricing challenges persisted through the quarter, our cash balance remained steady.”

Alcoa reported a net loss of $221 million, or $1.19 per share, for the third quarter 2019, compared with a net loss of $402 million, or $2.17 per share, in the second quarter of 2019.

The results include $139 million of special items, including $134 million in charges associated with the divestiture of the Avilés and La Coruña facilities in Spain, and a $37 million restructuring charge for severance costs related to implementing a new operating model, both as previously announced. The charges related to those two items were partially offset by a net benefit of $32 million in other special items.

The Company anticipates the majority of the restructuring costs associated with the new operating model will be paid in cash in the fourth quarter 2019 with the remainder in the first quarter 2020. The new operating model is expected to result in annual savings of approximately $60 million in operating costs beginning in the second quarter of 2020.

The new model, which goes into effect on November 1, 2019, will result in a leaner corporate structure, with operations more closely connected to leadership, through elimination of the Company’s business unit structure and consolidation of sales, procurement and other commercial capabilities at an enterprise level.

Excluding the impact of special items, third quarter 2019 adjusted net loss was $82 million, or $0.44 per share, compared with a second quarter 2019 adjusted net loss of $2 million, or $0.01 per share.

In the third quarter, Alcoa reported adjusted EBITDA excluding special items of $388 million, down $67 million from the prior quarter, primarily due to lower alumina pricing that was partially offset by higher alumina sales volume and lower production costs.

Alcoa reported third quarter revenue of $2.6 billion, down 5 percent sequentially due primarily to lower alumina prices.

Alcoa ended the quarter with cash on hand of $841 million and debt of $1.8 billion, for net debt of $965 million.

In the third quarter, cash from operations was $174 million. Cash used for financing and investing activities were $81 million and $76 million, respectively. Free cash flow was $87 million.

The Company reported approximately 30 days working capital, which is a decrease of one day both sequentially and year-over-year.

Alcoa Announces Portfolio Review

In addition to reporting quarterly results, Alcoa today announced a multi-year portfolio review to drive lower costs and sustainable profitability.

“Since our inception as a public company in 2016, we have relentlessly focused on strengthening our Company through portfolio and balance sheet actions,” Harvey said. “Just last month, we introduced a new operating model to create a leaner, more operator-centric organization, and today we are announcing a significant review of our portfolio that demonstrates a drive for continued improvement.”

Planned initiatives include:

  Over the next 12 to 18 months, Alcoa intends to pursue non-core asset sales expected to generate an estimated $500 million to $1 billion in net proceeds. Based on annualized 2019 year-to-date results, the Company estimates approximately $50 million to $100 million in reduced adjusted EBITDA due to such asset sales.
  Over the next five years, Alcoa plans to realign its operating portfolio, and has placed under review 1.5 million metric tons of smelting capacity and 4 million metric tons of alumina refining capacity. The review will consider opportunities for significant improvement, potential curtailments, closures or divestitures.

After the portfolio transformation, the Company expects to be the lowest emitter of carbon dioxide among all global aluminum companies, per ton of emissions in both smelting and refining, and aims to move its aluminum portfolio to a first quartile cost position. In addition, Alcoa anticipates that up to 85 percent of its smelting portfolio will be powered by renewable energy, building upon the Company’s existing sustainability profile.

Alcoa Refines Strategic Priorities

Shortly after launching as an independent Company in 2016, Alcoa introduced three strategic priorities: Reduce Complexity, Drive Returns and Strengthen the Balance Sheet. To reflect Alcoa’s increasing focus on becoming a stronger, more sustainable company, it has updated Strengthen the Balance Sheet to Advance Sustainably.

This priority encompasses both financial sustainability through balance sheet improvements and portfolio transformation, as well as achieving high economic, social and environmental standards to deliver value for Alcoa’s stockholders.

“We believe our updated strategic priority aligns well with increased demand for sustainably-sourced materials and provides a path towards meaningful differentiation that is both profitable and responsible,” explained Harvey. “As we look to the future, two trends in the aluminum industry are apparent. First, the inherently eco-friendly qualities of aluminum will continue to drive global demand growth. Second, our ability to produce responsibly-sourced aluminum will be valued by customers and the marketplace.”

Harvey continued: “We intend to win in our marketplace by strengthening our Company with a comprehensive view of sustainability and by building upon our strong capabilities and globally recognized reputation.”

Alcoa is the industry’s acknowledged leader in sustainability, including having the lowest carbon footprint of any refining system in the world and ranking as one of the best performers among major aluminum producers in controlling carbon dioxide emissions. Since its inception, Alcoa has been listed on the Dow Jones Sustainability Indices and in September of 2019 was named the Aluminum Industry Leader in the 2019 Dow Jones Sustainability Indices. Further demonstrating its commitment to sustainability, Alcoa has achieved Aluminium Stewardship Initiative certification at locations representing bauxite, alumina and aluminum assets.

2019 Outlook

The Company’s 2019 shipment outlook for Bauxite, Alumina and Aluminum remains unchanged from the prior full-year estimates. Total annual bauxite shipments are expected to range between 47.0 and 48.0 million dry metric tons. Total alumina shipments are projected between 13.6 and 13.7 million metric tons with anticipated operational improvements and higher year-on-year production. Aluminum shipments are expected to be between 2.8 and 2.9 million metric tons.

In the fourth quarter of 2019, Alcoa expects continued strong results in the Bauxite segment. In the Alumina segment, aside from market price impacts, the Company expects benefits from higher volumes and lower costs for raw materials and maintenance. In the Aluminum segment, the Company expects improvements primarily from lower alumina costs.

Market Update

For full-year 2019, Alcoa continues to project a global aluminum deficit, ranging between 800 thousand and 1.2 million metric tons, down slightly from the previous quarter’s estimate of a deficit between 1.0 million and 1.4 million metric tons.

Global aluminum demand for full-year 2019 is now estimated to be lower year-over-year, ranging between negative 0.6 percent and 0.4 percent, compared to the previous quarter’s full-year estimate of global demand growth between 1.25 percent and 2.25 percent. The change is driven by weakening macroeconomic conditions, trade tensions between the US and China, and contracting manufacturing activity, especially in the global automotive sector.

In the alumina market, Alcoa projects a global surplus for 2019, ranging between 1 million and 1.8 million metric tons, up from last quarter’s estimate of 500 thousand metric tons to 1.3 million metric tons. The change is driven by faster restarts and expansions in the world ex-China as well as by lower alumina demand due to disruptions at several aluminum smelters in China.

The third-party, seaborne bauxite market is expected to have a larger surplus in 2019 ranging between 15 million and 19 million metric tons, an increase from the previous quarter’s full-year estimate of 13 million to 17 million metric tons. The increase is due to higher supply from Guinea, which is partially offset by stronger demand from Chinese inland refineries.

Conference Call

Alcoa will hold its quarterly conference call at 5 p.m. Eastern Daylight Time (EDT) on Wednesday, October 16, 2019, to present third quarter financial results and discuss the business and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on October 16, 2019. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back more than 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; statements about strategies, outlook, and business and financial prospects; and statements about return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally and which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms; (c) unfavorable changes in the markets served by Alcoa Corporation; (d) the impact of changes in foreign currency exchange and tax rates on costs and results; (e) increases in energy costs or uncertainty of energy supply; (f) declines in the discount rates used to measure pension liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (g) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, or strengthening of competitiveness and operations anticipated from operational and productivity improvements, cash sustainability, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, restarts, expansions, or joint ventures; (i) political, economic, trade, legal, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) labor disputes and/or and work stoppages; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (l) the impact of cyberattacks and potential information technology or data security breaches; and (m) the other risk factors discussed in Item 1A of Alcoa Corporation’s Form 10-K for the fiscal year ended December 31, 2018 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission (SEC). Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

This release includes a range of estimated reduced adjusted EBITDA for the Company related to potential future asset sales. Alcoa Corporation has not provided a reconciliation of this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure for the following reasons. The Company’s financial results are heavily dependent on market-driven factors, such as LME-based prices for aluminum, index- and spot-based prices for alumina, and foreign currency exchange rates. As such, the Company may experience significant volatility on a daily basis related to its estimated adjusted EBITDA. Management applies estimated sensitivities, such as those relating to aluminum and alumina prices and foreign currency exchange rates, to the components that comprise adjusted EBITDA. However, a similar analysis cannot be performed relating to the components necessary to reconcile adjusted EBITDA to the most directly comparable GAAP financial measure without unreasonable effort due to the additional variability and complexity associated with forecasting such items. Consequently, management believes such reconciliation would imply a degree of precision that would be confusing and/or potentially misleading to investors.

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Quarter Ended
	September 30, 2018	June 30, 2019	September 30, 2019
Sales	$3,390	$2,711	$2,567

Cost of goods sold (exclusive of expenses below)(1)	2,485	2,189	2,120
Selling, general administrative, and other expenses	58	68	66
Research and development expenses	7	7	7
Provision for depreciation, depletion, and amortization	173	174	184
Restructuring and other charges, net	177	370	185
Interest expense	33	30	30
Other expenses, net	2	50	27
Total costs and expenses	2,935	2,888	2,619

Income (loss) before income taxes	455	(177)	(52)
Provision for income taxes(1)	260	116	95

Net income (loss)(1)	195	(293)	(147)

Less: Net income attributable to noncontrolling interest(1)	201	109	74

NET LOSS ATTRIBUTABLE TO ALCOA CORPORATION(1)	$(6)	$(402)	$(221)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net loss	$(0.03)	$(2.17)	$(1.19)
Average number of shares	186,479,038	185,533,936	185,566,202

Diluted:
Net loss	$(0.03)	$(2.17)	$(1.19)
Average number of shares	186,479,038	185,533,936	185,566,202
(1)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited), continued (dollars in millions, except per-share amounts)

	Nine months ended
	September 30, 2018	September 30, 2019
Sales	$10,059	$7,997

Cost of goods sold (exclusive of expenses below)(1)	7,540	6,489
Selling, general administrative, and other expenses	189	218
Research and development expenses	24	21
Provision for depreciation, depletion, and amortization	559	530
Restructuring and other charges, net	389	668
Interest expense	91	90
Other expenses, net	32	118
Total costs and expenses	8,824	8,134

Income (loss) before income taxes	1,235	(137)
Provision for income taxes(1)	569	361

Net income (loss)(1)	666	(498)

Less: Net income attributable to noncontrolling interest(1)	467	324

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION(1)	$199	$(822)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$1.07	$(4.43)
Average number of shares	186,259,129	185,463,438

Diluted:
Net income (loss)	$1.06	$(4.43)
Average number of shares	188,655,070	185,463,438

Common stock outstanding at the end of the period	186,490,966	185,572,917
(1)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

Alcoa Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (in millions)

	December 31, 2018	September 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,113	$841
Receivables from customers	830	596
Other receivables	173	228
Inventories(1)	1,819	1,649
Fair value of derivative instruments	73	84
Prepaid expenses and other current assets(1),(2)	320	245
Total current assets	4,328	3,643
Properties, plants, and equipment	21,807	21,456
Less: accumulated depreciation, depletion, and amortization	13,480	13,527
Properties, plants, and equipment, net	8,327	7,929
Investments	1,360	1,114
Deferred income taxes	560	560
Fair value of derivative instruments	82	47
Other noncurrent assets	1,475	1,377
Total assets	$16,132	$14,670
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,663	$1,418
Accrued compensation and retirement costs	400	404
Taxes, including income taxes	426	81
Fair value of derivative instruments	82	67
Other current liabilities	347	484
Long-term debt due within one year	1	1
Total current liabilities	2,919	2,455
Long-term debt, less amount due within one year	1,801	1,805
Accrued pension benefits	1,407	1,389
Accrued other postretirement benefits	868	820
Asset retirement obligations	529	491
Environmental remediation	236	238
Fair value of derivative instruments	261	425
Noncurrent income taxes	301	299
Other noncurrent liabilities and deferred credits	222	338
Total liabilities	8,544	8,260
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,611	9,638
Retained earnings (deficit)(1)	570	(252)
Accumulated other comprehensive loss	(4,565)	(4,849)
Total Alcoa Corporation shareholders’ equity	5,618	4,539
Noncontrolling interest(1)	1,970	1,871
Total equity	7,588	6,410
Total liabilities and equity	$16,132	$14,670
(1)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to the prior period presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(2)	This line item includes $3 of restricted cash as of both December 31, 2018 and September 30, 2019.

Alcoa Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)

	Nine Months Ended September 30,
	2018	2019
CASH FROM OPERATIONS
Net income (loss)(1)	$666	$(498)
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation, depletion, and amortization	559	530
Deferred income taxes(1)	(16)	59
Equity earnings, net of dividends	(11)	12
Restructuring and other charges, net	389	668
Net gain from investing activities – asset sales	—	(6)
Net periodic pension benefit cost	115	90
Stock-based compensation	29	29
Provision for bad debt expense	—	21
Other	(64)	19
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
(Increase) Decrease in receivables	(209)	127
(Increase) Decrease in inventories(1)	(286)	111
Decrease in prepaid expenses and other current assets	3	70
(Decrease) in accounts payable, trade	(135)	(199)
(Decrease) in accrued expenses	(288)	(147)
Increase (Decrease) in taxes, including income taxes	248	(344)
Pension contributions(2)	(940)	(67)
(Increase) in noncurrent assets	(89)	(24)
(Decrease) in noncurrent liabilities	(58)	(27)
CASH (USED FOR) PROVIDED FROM OPERATIONS	(87)	424

FINANCING ACTIVITIES
Additions to debt (original maturities greater than three months)(2)	553	—
Payments on debt (original maturities greater than three months)	(105)	—
Proceeds from the exercise of employee stock options	23	2
Contributions from noncontrolling interest	109	41
Distributions to noncontrolling interest	(566)	(388)
Other	(8)	(6)
CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	6	(351)

INVESTING ACTIVITIES
Capital expenditures	(251)	(245)
Proceeds from the sale of assets	—	23
Additions to investments	(6)	(112)
CASH USED FOR INVESTING ACTIVITIES	(257)	(334)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(1)	(11)
Net change in cash and cash equivalents and restricted cash	(339)	(272)
Cash and cash equivalents and restricted cash at beginning of year	1,365	1,116
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,026	$844
(1)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to the prior period presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(2)

On May 17, 2018, Alcoa Nederland Holding B.V., a wholly-owned subsidiary of Alcoa Corporation, issued $500 in 6.125% senior notes due 2028. The gross proceeds from the debt issuance were used to make discretionary contributions to three of Alcoa Corporation’s U.S. defined benefit pension plans. Accordingly, for the nine months ended September 30, 2018, the Pension contributions line item includes a cash outflow of $500 and the Additions to debt line item includes a cash inflow of $492 (net of an $8 initial purchasers discount).

Alcoa Corporation and subsidiaries Segment Information (unaudited) (dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q18	2Q18	3Q18	4Q18	2018	1Q19	2Q19	3Q19
Bauxite:
Production(1) (mdmt)	11.2	11.3	11.5	11.8	45.8	11.9	11.3	12.1
Third-party shipments (mdmt)	1.1	1.6	1.4	1.6	5.7	1.2	1.5	2.0
Intersegment shipments (mdmt)	10.4	10.0	10.1	10.7	41.2	10.2	10.3	10.6
Third-party sales	$47	$77	$67	$80	$271	$65	$67	$100
Intersegment sales	$249	$226	$224	$245	$944	$236	$246	$251
Segment adjusted EBITDA(2)	$110	$100	$106	$110	$426	$126	$112	$134
Depreciation, depletion, and amortization	$29	$27	$27	$28	$111	$28	$27	$35

Alumina:
Production (kmt)	3,173	3,227	3,160	3,297	12,857	3,240	3,309	3,380
Third-party shipments (kmt)	2,376	2,285	2,233	2,365	9,259	2,329	2,299	2,381
Intersegment shipments (kmt)	1,097	1,031	1,083	1,115	4,326	972	1,070	1,049
Average realized third-party price per metric ton of alumina	$385	$467	$493	$479	$455	$385	$376	$324
Third-party sales	$914	$1,068	$1,101	$1,132	$4,215	$897	$864	$771
Intersegment sales	$454	$536	$544	$567	$2,101	$417	$445	$369
Segment adjusted EBITDA(2)	$392	$638	$660	$683	$2,373	$372	$369	$223
Depreciation and amortization	$53	$49	$48	$47	$197	$48	$55	$54
Equity (loss) income	$(1)	$14	$10	$9	$32	$12	$3	$—

Aluminum:
Primary aluminum production (kmt)	554	565	567	573	2,259	537	533	530
Third-party aluminum shipments(3) (kmt)	794	853	806	815	3,268	709	724	708
Average realized third-party price per metric ton of primary aluminum	$2,483	$2,623	$2,465	$2,358	$2,484	$2,219	$2,167	$2,138
Third-party sales	$2,111	$2,413	$2,198	$2,107	$8,829	$1,735	$1,757	$1,677
Intersegment sales	$4	$4	$6	$4	$18	$3	$4	$4
Segment adjusted EBITDA(2),(4)	$187	$230	$84	$(50)	$451	$(96)	$3	$43
Depreciation and amortization	$106	$108	$91	$89	$394	$89	$85	$88
Equity loss	$—	$(8)	$(5)	$(25)	$(38)	$(22)	$(17)	$(5)

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total segment Adjusted EBITDA(2),(4)	$689	$968	$850	$743	$3,250	$402	$484	$400
Unallocated amounts:
Transformation(5)	(2)	(1)	1	(1)	(3)	2	3	(6)
Intersegment eliminations(4),(6)	76	(152)	21	47	(8)	86	(1)	25
Corporate expenses(7)	(27)	(26)	(22)	(21)	(96)	(24)	(28)	(27)
Provision for depreciation, depletion, and amortization	(194)	(192)	(173)	(174)	(733)	(172)	(174)	(184)
Restructuring and other charges, net	19	(231)	(177)	(138)	(527)	(113)	(370)	(185)
Interest expense	(26)	(32)	(33)	(31)	(122)	(30)	(30)	(30)
Other expenses, net	(21)	(9)	(2)	(32)	(64)	(41)	(50)	(27)
Other(8)	(23)	(36)	(10)	(3)	(72)	(18)	(11)	(18)
Consolidated income (loss) before income taxes(4)	491	289	455	390	1,625	92	(177)	(52)
Provision for income taxes(4)	(151)	(158)	(260)	(163)	(732)	(150)	(116)	(95)
Net income attributable to noncontrolling interest(4)	(145)	(121)	(201)	(176)	(643)	(141)	(109)	(74)
Consolidated net income (loss) attributable to Alcoa Corporation(4)	$195	$10	$(6)	$51	$250	$(199)	$(402)	$(221)

The difference between segment totals and consolidated amounts is in Corporate.

(1)

The production amounts do not include additional bauxite (approximately 3 mdmt per annum) that Alcoa World Alumina and Chemicals is entitled to receive (i.e. an amount in excess of its equity ownership interest) from certain other partners at the mine in Guinea.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)	The Aluminum segment’s third-party aluminum shipments are composed of both primary aluminum and flat-rolled aluminum.

(4)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(5)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(6)

Concurrent with the change in inventory accounting method as of January 1, 2019, management elected to change the presentation of certain line items in the reconciliation of total segment Adjusted EBITDA to Consolidated net income (loss) attributable to Alcoa Corporation. Corporate inventory accounting previously included the impact of LIFO, metal price lag and intersegment eliminations. The impact of LIFO has been eliminated with the change in inventory method. Metal price lag attributable to the Company’s rolled operations business is now netted within the Aluminum segment to simplify presentation of an impact that nets to zero in consolidation. Only Intersegment eliminations remain as a reconciling line item and are labeled as such.

(7)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(8)

Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments, including those described as “Other special items” (see footnote 3 to the reconciliation of Adjusted Income within Calculation of Financial Measures included in this release).

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited) (in millions, except per-share amounts)

Adjusted Income	Income (Loss)			Diluted EPS(5)
	Quarter ended			Quarter ended
	September 30, 2018	June 30, 2019	September 30, 2019	September 30, 2018	June 30, 2019	September 30, 2019
Net loss attributable to Alcoa Corporation(1)	$(6)	$(402)	$(221)	$(0.03)	$(2.17)	$(1.19)

Special items:
Restructuring and other charges, net	177	370	185
Other special items(2)	(4)	8	7
Discrete tax items and interim tax impacts(3)	(12)	32	(32)
Tax impact on special items(4)	(1)	(10)	(12)
Noncontrolling interest impact(4)	—	—	(9)
Subtotal	160	400	139

Net income (loss) attributable to Alcoa Corporation – as adjusted	$154	$(2)	$(82)	$0.82	$(0.01)	$(0.44)

Net income (loss) attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net income (loss) attributable to Alcoa Corporation determined under GAAP as well as Net income (loss) attributable to Alcoa Corporation – as adjusted.

(1)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to the prior period presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(2)	Other special items include the following:
	•	for the quarter ended September 30, 2018, a net favorable change in certain mark-to-market energy derivative instruments ($8) and charges for other special items ($4);
	•	for the quarter ended June 30, 2019, costs related to union negotiations in the U.S. ($5) and charges for other special items ($3); and
	•	for the quarter ended September 30, 2019, costs related to the restart process at the Bécancour, Canada smelter ($12), a gain on the sale of excess land ($7), and charges for other special items ($2).

(3)	Discrete tax items and interim tax impacts are the result of discrete transactions and interim period tax impacts based on full-year assumptions and include the following:
•

for the quarter ended September 30, 2018, a charge to establish a reserve related to an outstanding income tax dispute involving a former Spanish consolidated tax group previously owned by Alcoa Corporation’s former parent company ($30), a net benefit of interim tax impacts ($38), and a net benefit of several other items ($4);

	•	for the quarter ended June 30, 2019, a net charge for interim tax impacts ($31) and a net charge of several other items ($1); and,
	•	for the quarter ended September 30, 2019, a net benefit of interim tax impacts ($40) and a net charge of several other items ($8).

(4)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(5)

In any given period, the average number of shares applicable to diluted EPS for Net income (loss) attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income (loss) attributable to Alcoa Corporation common shareholders – as adjusted due to a larger and/or positive numerator. Specifically:

•

for the quarter ended September 30, 2018, share equivalents associated with outstanding employee stock options and awards were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 188,726,446; and,

•

for the quarters ended June 30, 2019 and September 30, 2019, the average number of share equivalents applicable to diluted EPS had an anti-dilutive effect, and therefore, are excluded from the diluted EPS calculation.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted EBITDA	Quarter ended
	September 30, 2018	June 30, 2019	September 30, 2019

Net loss attributable to Alcoa Corporation(1)	$(6)	$(402)	$(221)

Add:
Net income attributable to noncontrolling interest(1)	201	109	74
Provision for income taxes(1)	260	116	95
Other expenses, net	2	50	27
Interest expense	33	30	30
Restructuring and other charges, net	177	370	185
Provision for depreciation, depletion, and amortization	173	174	184

Adjusted EBITDA	840	447	374

Special items(2)	4	8	14

Adjusted EBITDA, excluding special items	$844	$455	$388
Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to the prior period presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(2)	Special items include the following (see reconciliation of Adjusted Income above for additional information):
	•	for the quarter ended September 30, 2018, charges for several minor special items ($4);
	•	for the quarter ended June 30, 2019, costs related to union negotiations in the U.S. ($5) and charges for other special items ($3); and
	•	for the quarter ended September 30, 2019, costs related to the restart process at the Bécancour, Canada smelter ($12) and charges for other special items ($2).

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Free Cash Flow	Quarter ended
	September 30, 2018	June 30, 2019	September 30, 2019
Cash from operations	$288	$82	$174

Capital expenditures	(82)	(89)	(87)

Free cash flow	$206	$(7)	$87

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	December 31, 2018	September 30, 2019
Short-term borrowings	$—	$—
Long-term debt due within one year	1	1
Long-term debt, less amount due within one year	1,801	1,805
Total debt	1,802	1,806

Less: Cash and cash equivalents	1,113	841

Net debt	$689	$965

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

Contacts

Investor Contact:
James Dwyer
+1 412 992 5450
James.Dwyer@alcoa.com

Media Contact:
Monica Orbe
+1 412 315 2896
Monica.Orbe@alcoa.com